CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust IV of our reports dated April 26, 2019, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust IV listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the period ended February 28, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 21, 2019

Appendix A

JPMorgan Core Focus SMA Fund JPMorgan High Yield Opportunities Fund JPMorgan Securities Lending Money Market Fund JPMorgan Institutional Tax Free Money Market Fund JPMorgan Ultra-Short Municipal Fund

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